EXHIBIT 10.7.3
THIRD AMENDMENT TO AMENDED AND RESTATED
EXECUTIVE EMPLOYMENT AGREEMENT
     THIS THIRD AMENDMENT TO AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this “Amendment”), effective as of December 31, 2008, is entered into by and among LEAP WIRELESS INTERNATIONAL, INC., a Delaware corporation (“Parent”), CRICKET COMMUNICATIONS, INC., a Delaware corporation (the “Company”), and S. Douglas Hutcheson (“EXECUTIVE”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Existing Agreement (as defined below). All Paragraph, Exhibit and Attachment references in this Amendment are to Paragraphs, Exhibits and Attachments of the Existing Agreement.
     WHEREAS, Parent, the Company and EXECUTIVE are parties to that certain Amended and Restated Executive Employment Agreement, effective as of January 10, 2005, as amended by (i) that certain First Amendment to Amended and Restated Executive Employment Agreement, effective as of June 17, 2005 and (ii) that certain Second Amendment to Amended and Restated Executive Employment Agreement, effective as of February 17, 2006 (as amended, the “Existing Agreement”); and
     WHEREAS, Parent, the Company and EXECUTIVE desire to amend the Existing Agreement to (i) ensure that the benefits to be provided by the Existing Agreement comply with or are exempt from the provisions of Section 409A of the United States Internal Revenue Code, as amended and (ii) make certain other revisions to the severance benefits provided to EXECUTIVE hereunder to correspond to the terms of a certain Severance Benefit Agreement approved by Parent’s Compensation Committee in 2008 to be entered into with Parent’s officers.
     NOW, THEREFORE, in consideration of the foregoing, the parties hereby amend the Existing Agreement as follows:
     1. Paragraph 3 of the Existing Agreement. Paragraph 3 of the Existing Agreement is hereby amended and restated to read as follows:
     “3. Term of Employment.
     3.1 EXECUTIVE shall be employed pursuant to the terms of this Agreement for a term beginning on the Effective Date and expiring at midnight on December 31, 2009. The term of employment, including any extension period contemplated in Paragraph 3.2 below, shall be referred to as the “Employment Period.”
     3.2 This Agreement and EXECUTIVE’s employment hereunder may be extended for such period following December 31, 2009, and upon such terms and conditions, as shall be mutually agreed upon by the Company, Parent and EXECUTIVE and set forth in a written amendment to this Agreement; provided, however, that commencing on December 31, 2009 and on each December 31 thereafter, the term of this Agreement shall be automatically extended for one additional year unless, not later than the immediately preceding January 1, the Company or Parent shall have given notice to EXECUTIVE that the term of this Agreement shall not be further extended.

     3.3 Notwithstanding Paragraphs 3.1 and 3.2, EXECUTIVE’s employment may terminate in accordance with Paragraph 5 and, in the event of such termination, the Employment Period shall end on the Date of Termination (as defined in Paragraph 5.8 below).
     3.4 EXECUTIVE and the Company acknowledge and agree that the expiration of the term of this Agreement alone shall not constitute a termination of EXECUTIVE’s employment relationship with the Company, which shall continue on an at-will basis beyond the term of this Agreement until otherwise terminated by the Company or EXECUTIVE. If this Agreement expires without a concurrent termination of EXECUTIVE’s employment, EXECUTIVE shall not be entitled to any benefits under Paragraph 5 of this Agreement as a result of the expiration of the term of this Agreement.”
     2. Paragraph 4.8 of the Existing Agreement. Paragraph 4.8 of the Existing Agreement is hereby amended and restated to read as follows: “[Intentionally Omitted]”
     3. Paragraph 5 of the Existing Agreement. Paragraph 5 of the Existing Agreement is hereby amended and restated to read as follows:
     “5.1 Termination For Death. EXECUTIVE’s employment under this Agreement shall terminate without notice upon the date of EXECUTIVE’s death. In the event of EXECUTIVE’s death, all rights of EXECUTIVE to compensation hereunder shall automatically terminate immediately upon his death, except that EXECUTIVE’s heirs, personal representatives or estate shall be entitled to any unpaid portion of his salary and accrued benefits earned up to the date of his death, including a pro rata share of EXECUTIVE’s Target Performance Bonus for the year of his death.
     5.2 Termination For Disability. The Company may terminate EXECUTIVE’s employment under this Agreement after thirty (30) days notice in the event that EXECUTIVE is unable to substantially perform his duties for an aggregate period of sixty (60) days during any 180-day period resulting from EXECUTIVE’s incapacity due to a physical or mental disability after attempts to reasonably accommodate EXECUTIVE’s disability have failed. In the event that, during the Employment Period, EXECUTIVE’s employment is terminated for disability, EXECUTIVE shall be entitled to any unpaid portion of his salary and accrued benefits earned up to the Date of Termination, including a pro rata share of EXECUTIVE’s Target Performance Bonus for the year in which his termination occurs.
     5.3 Termination for Cause. The Company may terminate EXECUTIVE’s employment under this Agreement for Cause (as defined in Paragraph 5.5 below). In the event that EXECUTIVE’s employment is terminated by the Company for Cause during the Employment Period, EXECUTIVE shall be entitled to any unpaid portion of his salary and accrued benefits earned up to the Date of Termination.
     5.4 Termination Other Than for Cause or Resignation by EXECUTIVE. The Company may terminate EXECUTIVE’s employment under this Agreement other than for Cause and EXECUTIVE may terminate his employment under this Agreement for any reason. In the event that EXECUTIVE’s employment is terminated by the Company other than for Cause, or by EXECUTIVE for Good Reason, EXECUTIVE shall be entitled to the following:
          5.4.1 EXECUTIVE shall be entitled to any unpaid portion of his salary and accrued benefits earned up to the Date of Termination.

          5.4.2 The Company shall pay to EXECUTIVE, following the date of his termination of employment and in accordance with Paragraph 5.11, a lump sum severance benefit in cash in the amount equal to (a) two (2) times the sum of (i) EXECUTIVE’S Base Salary and (ii) EXECUTIVE’s annual Target Performance Bonus plus (b) if none of the health benefits provided by Parent or the Company (or any parent, subsidiary or successor thereof) to EXECUTIVE are self-funded as of the date of EXECUTIVE’s Date of Termination, an amount equal to six (6) multiplied by the monthly premium EXECUTIVE would be required to pay for continued COBRA Coverage (as defined below) for EXECUTIVE and his eligible dependents (calculated by reference to the premium as of the date of EXECUTIVE’s Date of Termination).
          5.4.3. To the extent EXECUTIVE elects continuation health care coverage for EXECUTIVE and his eligible dependents under Section 4980B of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), and Sections 601-608 of the Employee Retirement Income Security Act of 1974, as amended from time to time (collectively, “COBRA Coverage”), EXECUTIVE shall not-be required to pay premiums for such COBRA Coverage for the eighteen (18) month period commencing on the Date of Termination (or, if earlier, until EXECUTIVE is eligible for comparable coverage with a subsequent employer). The COBRA Coverage shall be provided in reliance on the exemption from Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5).
          If any of the health benefits provided by Parent or the Company (or any parent, subsidiary or successor thereof) to EXECUTIVE are self-funded as of the date of EXECUTIVE’s Date of Termination, instead of providing health insurance benefits as set forth above, the Company shall instead elect to either: (i) pay to EXECUTIVE a lump sum payment in amount equal to twenty-four (24) multiplied by the monthly premium EXECUTIVE would be required to pay for continued COBRA Coverage for himself and his eligible dependents (calculated by reference to the premium as of the Date of Termination) (the “COBRA Payment”), grossed-up for applicable taxes, with such amount to be paid to EXECUTIVE following the Date of Termination and in accordance with Paragraph 5.11; or (ii) withhold the amount of the COBRA Payment and apply such amount, on an after-tax basis, to EXECUTIVE’s premiums for COBRA Coverage for the twenty-four (24) months following the Date of Termination, without regard to whether EXECUTIVE receives COBRA Coverage for the entire period, with such amount to be reported on EXECUTIVE’s Form W-2. Any tax gross-up pursuant to this Paragraph 5.4.3 shall be paid in accordance with Treasury Regulation Section 1.409A-3(i)(1)(v).
          5.4.4. EXECUTIVE shall not be required to mitigate the amount of any payment provided for in this Paragraph 5.4 by seeking other employment or otherwise nor, except as provided in Paragraph 5.4.3, shall the amount of any payment or benefit provided for in this Paragraph 5.4 be reduced by any compensation or benefits earned by EXECUTIVE as the result of employment by another employer or self-employment, by retirement benefits, by offset against any amount claimed to be owed by EXECUTIVE to the Company, or otherwise.
     5.5 Definition of “Cause”. For purposes of this Paragraph 5, “Cause” shall mean any one or more of the following occurrences:
          5.5.1 EXECUTIVE’s material breach of any provision of the Invention Disclosure, Confidentiality and Proprietary Rights Agreement or any other agreement between EXECUTIVE and the Company (or any parent or subsidiary of the Company or any successor thereof), after a written notice from the Company is delivered to EXECUTIVE describing EXECUTIVE’s breach and EXECUTIVE is afforded a period of at least thirty (30) days to correct the breach and fails to do so within such period;

          5.5.2 EXECUTIVE’S conviction by, or entry of a plea of guilty or nolo contendere in, a court of competent and final jurisdiction for (i) any felony, or (ii) other illegal conduct (other than minor traffic violations) that is likely to inflict or has inflicted material injury on the business of the Company (or any parent or subsidiary of the Company or any successor thereof);
          5.5.3 EXECUTIVE’S commission of an act of fraud, embezzlement or dishonesty, whether prior to or subsequent to the date hereof upon the Company (or any parent or subsidiary of the Company or any successor thereof);
          5.5.4 EXECUTIVE’S willful neglect of or willful failure to substantially perform (i) EXECUTIVE’S duties with the Company (or any parent or subsidiary of the Company or any successor thereof) or (ii) the lawful and reasonable directions of the Board of Directors of the Company (or any parent or subsidiary of the Company or any successor thereof which employs EXECUTIVE or for which EXECUTIVE serves as an officer) (other than any such neglect or failure occurring after EXECUTIVE’S issuance of a Notice of Termination for Good Reason), after a written notice from the Company is delivered to EXECUTIVE describing EXECUTIVE’S neglect or failure to perform and EXECUTIVE is afforded a period of at least thirty (30) days to correct the neglect or failure to perform and fails to do so within such period; or
          5.5.5 EXECUTIVE’S gross misconduct affecting or material violation of any duty of loyalty to the Company (or any parent or subsidiary of the Company or any successor thereof).
          Notwithstanding the foregoing, EXECUTIVE’s employment shall not be deemed terminated for “Cause” pursuant to this Paragraph 5.5 unless and until there shall have been delivered to EXECUTIVE a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors of the Company or Parent at a meeting of the Board of Directors of the Company or Parent held within three (3) days (or such longer time period as the Board of Directors of the Company or Parent may determine) after the Company or Parent provides EXECUTIVE with notice that it has determined that an event described in this Paragraph 5.5 has occurred, at which EXECUTIVE, together with EXECUTIVE’s counsel may be heard for a period of no more than three (3) hours before the Company or Parent. The determination of whether the EXECUTIVE’s employment shall be terminated for “Cause” shall be made by the Board of Directors of the Company or Parent in its sole discretion.
     5.6 Definition of “Good Reason”. For purposes of this Paragraph 5, “Good Reason” shall mean, without EXECUTIVE’s express written consent, the occurrence of any of the following circumstances:
          5.6.1 a material diminution in EXECUTIVE’s authority, duties or responsibilities with the Company (or any parent or subsidiary of the Company or any successor thereof), including, without limitation, the continuous assignment to EXECUTIVE of any duties materially inconsistent with EXECUTIVE’s position with the Company (or any parent or subsidiary of the Company or any successor thereof), a material negative change in the nature or status of EXECUTIVE’s responsibilities or the conditions of EXECUTIVE’s employment with the Company (or any parent or subsidiary of the Company or any successor thereof);

          5.6.2 a material diminution in EXECUTIVE’s annualized cash and benefits compensation opportunity, which shall include EXECUTIVE’s base compensation, EXECUTIVE’s annual Target Performance Bonus opportunity and EXECUTIVE’s aggregate employee benefits, as in effect on the Effective Date as the same may be increased from time to time thereafter;
          5.6.3 a material change in the geographic location at which EXECUTIVE must perform his duties (and the Company and EXECUTIVE agree that any involuntary relocation of the Company’s offices (or the offices of any parent or subsidiary of the Company or any successor thereof) at which EXECUTIVE is principally employed to a location more than sixty (60) miles from such location would constitute a material change); or
          5.6.4 any other action or inaction that constitutes a material breach by the Company (or any parent or subsidiary of the Company or any successor thereof) of its obligations to EXECUTIVE under this Agreement.
          EXECUTIVE’s right to terminate employment with the Company (or any parent or subsidiary of the Company or any successor thereof) pursuant to this Paragraph 5.6 shall not be affected by EXECUTIVE’s incapacity due to physical or mental illness. EXECUTIVE’s continued employment with the Company (or any parent or subsidiary of the Company or any successor thereof) shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.
          EXECUTIVE must provide written notice to the Company of the occurrence of any of the foregoing events or conditions without EXECUTIVE’s written consent within ninety (90) days of the initial occurrence of such event or condition. The Company (or any parent or subsidiary of the Company or any successor thereof) shall have a period of thirty (30) days to cure such event or condition after receipt of written notice of such event or condition from EXECUTIVE. EXECUTIVE’s termination of employment by reason of resignation from employment with the Company for Good Reason must occur within one (1) year following the initial existence of the event or condition constituting Good Reason.
     5.7 Notice of Termination. Any purported termination of EXECUTIVE’s employment by the Company for Cause or other than for Cause, or by EXECUTIVE for Good Reason, shall be communicated by Notice of Termination to the other party hereto in accordance with Paragraph 10. “Notice of Termination” shall mean a written notice that shall indicate the specific termination provision in this Paragraph 5 relied upon and shall set forth in reasonable detail any facts and circumstances claimed to provide a basis for the termination of employment under the provision so indicated.
     5.8 Definition of “Date of Termination”. For purposes of this Paragraph 5, “Date of Termination” shall mean the date of EXECUTIVE’s termination of employment.
     5.9 Delivery of Release. In consideration of, and as a condition to receiving, the benefits to be provided to EXECUTIVE under this Paragraph 5 (other than any unpaid portion of his salary and accrued benefits earned up to the Date of Termination), EXECUTIVE (or, in the event of EXECUTIVE’s death, the executor or legal representative of his estate) shall execute and deliver to the Company and to Parent, the “General Release” set forth on Exhibit B hereto on or after the Date of Termination and not later than twenty-one (21) days after the Date of Termination (or, in the event that the termination of EXECUTIVE’s employment with the Company is in connection with an exit incentive or other employment termination program offered to a group or class of employees, not later than forty-five (45) days after the Date of Termination (or, if later, the date EXECUTIVE is provided with the information required in accordance with Section 3(f) of the General Release)). In the event that EXECUTIVE fails to execute and deliver the General Release in accordance with this Paragraph 5.9, or EXECUTIVE revokes the General Release in accordance with the terms thereof, EXECUTIVE shall not receive the benefits set forth in this Paragraph 5 (other than any unpaid portion of his salary and accrued benefits earned up to the Date of Termination).
     5.10 Further Agreements. As further consideration for the benefits to be provided under this Paragraph 5 (other than any unpaid portion of his salary and accrued benefits earned up to the Date of Termination), EXECUTIVE hereby agrees as follows:
          5.10.1 Confidentiality. For the period of three (3) years commencing on the Date of Termination, EXECUTIVE shall not, directly or indirectly, disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (as defined below). EXECUTIVE agrees that, upon termination of EXECUTIVE’s employment with the Company, all Confidential Information in EXECUTIVE’s possession that is in writing or other tangible form (together with all copies or duplicates thereof, including computer files) shall be returned to the Company and shall not be retained by EXECUTIVE or furnished to any third party, in any form except as provided herein; provided, however, that EXECUTIVE shall not be obligated to treat as confidential, or return to the Company copies of any Confidential Information that (i) was publicly known at the time of disclosure to EXECUTIVE, (ii) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to the Company, Parent or any of their respective affiliates by any person or entity, or (iii) is lawfully disclosed to EXECUTIVE by a third party. As used in this Agreement, the term “Confidential Information” means: information disclosed to EXECUTIVE or known by EXECUTIVE as a consequence of or through EXECUTIVE’s relationship with the Company, about the customers, employees, business methods, technical operations, public relations methods, organization, procedures or finances, including, without limitation, information of or relating to customer lists, of Parent, the Company and their respective affiliates.
          5.10.2 Non-Solicitation. For the period commencing on the Date of Termination and terminating on the third (3rd) anniversary thereof, EXECUTIVE shall not, either on EXECUTIVE’s own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venturer, owner or shareholder or otherwise on behalf of any other person, firm or corporation, directly or indirectly solicit or attempt to solicit away from the Company, Parent, or any of their respective affiliates, any of their respective officers or employees or offer employment to any person who, on or during the six (6) months immediately preceding the date of such solicitation or offer, is or was an officer or employee of the Company, Parent, or any of their respective affiliates; provided, however, that a general advertisement to which an officer or employee of the Company, Parent, or any of their respective affiliates, responds and any employment resulting from such response shall in no event be deemed to result in a breach of this Paragraph 5.10.2.
          5.10.3 Breach of Covenants. In the event that EXECUTIVE breaches any of the provisions of this Paragraph 5.10, or threatens to do so, in addition to and without limiting or waiving any other remedies available to the Company or Parent in law or in equity, the Company or Parent shall be entitled to immediate injunctive relief in any court having the capacity to grant such relief, to restrain such breach or threatened breach and to enforce Paragraph 5.10. EXECUTIVE acknowledges that it is impossible to measure in money the damages that the Company will sustain in the event that EXECUTIVE breaches or threatens to breach Paragraph 5.10 and, in the event that the Company or Parent institutes any action or proceeding to enforce Paragraph 5.10 seeking injunctive relief, EXECUTIVE hereby waives and agrees not to assert or use as a defense a claim or defense that the Company or Parent has an adequate remedy at law. Also, in addition to any other remedies available to the Company or Parent in law or in equity, in the event that EXECUTIVE breaches the provisions of Paragraph 5.10 in any material respect, EXECUTIVE shall forfeit EXECUTIVE’s right to further benefits under Paragraph 5 and EXECUTIVE shall be obligated to repay to the Company the benefits that EXECUTIVE has received under Paragraph 5. If a court or arbitrator shall hold that the duration, scope or area restriction or other provision of this Paragraph 5.10 is unreasonable under the circumstances now or then existing, the parties hereto agree that the maximum duration, scope or area restriction reasonable under the circumstances shall be substituted for the stated duration, scope or area restriction.
     5.11 Timing of Payments. Notwithstanding the foregoing provisions of this Paragraph 5, the payments provided for in Paragraph 5.1, Paragraph 5.2, Paragraph 5.4.2 and Paragraph 5.4.3 (if applicable) (other than unpaid salary earned prior to termination) shall be made no later than the tenth (10th) day following the date on which the General Release by EXECUTIVE (or, in the event of EXECUTIVE’S death, the executor or legal representative of his estate) becomes irrevocable. In the event that EXECUTIVE fails to execute and deliver to the Company and Parent the General Release in accordance with Paragraph 5.9 within fifty-five (55) days following the Date of Termination, or EXECUTIVE revokes the General Release in accordance with the terms thereof, EXECUTIVE shall not be entitled to receive the severance benefits set forth in Paragraph 5.4 and the Company shall have no obligation to provide such benefits.”
     4. Paragraph 6 of the Existing Agreement.
          (a) The last sentences of Paragraphs 6.1.3 and 6.1.4 and the last sentence of Paragraph 6.2 of the Existing Agreement are hereby deleted.
          (b) A new Paragraph 6.3 is hereby added to the Existing Agreement as follows:
     “6.3 The Gross-Up Payments shall be paid in accordance with Treasury Regulation Section 1.409A-3(i)(1)(v). Notwithstanding the foregoing provisions of this Paragraph 6, in no event shall the Company’s liability for Gross-Up Payments under this Paragraph 6 exceed the amount of the “tax gross-up payment” on any Payment permitted under Treasury Regulation Section 1.409A-3(i)(1)(v). Interest and penalties with respect to any Gross-Up Payment or that are otherwise incurred by the Company on EXECUTIVE’s behalf or required to be paid by the Company under this Paragraph 6 shall be paid to EXECUTIVE or on EXECUTIVE’s behalf only to the extent permitted under Treasury Regulation Section 1.409A-3(i)(1)(v). Notwithstanding the foregoing provisions of this Paragraph 6, any Gross-Up Payment with respect to any Payment shall be paid no later than the end of EXECUTIVE’s taxable year next following the taxable year in which EXECUTIVE remits the related taxes, in accordance with Treasury Regulation Section 1.409A-3(i)(1)(v). Any costs and expenses (including any Excise Tax, income or other taxes or interest and penalties) incurred by the Company on EXECUTIVE’s behalf or required to be paid by the Company under this Paragraph 6 due to any tax contest, audit or litigation shall be paid by the Company by the end of EXECUTIVE’s taxable year following EXECUTIVE’s taxable year in which the taxes that are the subject of the tax contest, audit or litigation are remitted to the taxing authority, or where, as a result of such tax contest, audit or litigation, no taxes are remitted, the end of EXECUTIVE’s taxable year following EXECUTIVE’s taxable year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the contest or litigation, in accordance with Treasury Regulation Section 1.409A-3(i)(1)(v).”

     5. Paragraph 9.1 of the Existing Agreement. Paragraph 9.1 of the Existing Agreement is hereby amended and restated to read as follows:
     “9.1 This Agreement shall be binding upon and inure to the benefit of EXECUTIVE and EXECUTIVE’s heirs, executors, administrators, estate, beneficiaries, and legal representatives. Neither this Agreement nor any rights or obligations under this Agreement shall be assignable by either party without the prior express written consent of the other party; provided, however, that the Company may assign this Agreement and its rights and obligations hereunder to any successor in interest to the Company. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives. Parent and the Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of Parent or the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that Parent and the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve Parent and the Company of their obligations hereunder. The failure of Parent and the Company to do so shall be considered a material breach of this Agreement. As used in this Agreement, the “Parent” and the “Company” shall mean Parent and the Company, respectively, as hereinbefore defined and any successor to their respective business and/or assets as aforesaid.”
     6. Paragraph 19 of the Existing Agreement. Paragraph 19 of the Existing Agreement is hereby amended and restated to read as follows:
     “19. Arbitration. Except as set forth in Paragraph 5.10.3, any dispute, claim or controversy based on, arising out of or relating to EXECUTIVE’s employment or this Agreement shall be settled by final and binding arbitration in San Diego County, California, before a single neutral arbitrator in accordance with the National Rules for the Resolution of Employment Disputes (the “Rules”) of the American Arbitration Association (“AAA”), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. Arbitration may be compelled pursuant to the California Arbitration Act (Code of Civil Procedure §§ 1280 et seq.). If the parties are unable to agree upon an arbitrator, one shall be appointed by the AAA in accordance with its Rules. Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case; provided that the Company shall pay to EXECUTIVE all reasonable arbitration expenses and legal fees incurred by EXECUTIVE if EXECUTIVE prevails in enforcing or obtaining his rights or benefits provided by this Agreement. Such payments shall be made within five (5) days after EXECUTIVE’s request for payment accompanied with evidence of fees and expenses incurred as the Company may reasonably request, but in no event later than the last day of the EXECUTIVE’s taxable year following the taxable year in which the fees, costs and expenses were incurred; provided, however, that the parties’ obligations pursuant to this sentence shall terminate on the 10th anniversary of the date of EXECUTIVE’s termination of employment. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, AAA’s administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne by the Company and Parent. Except as set forth in Paragraph 5.10.3, this Paragraph 19 is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Agreement or relating to EXECUTIVE’s employment; provided, however, that neither this Agreement nor the submission to arbitration shall limit the parties’ right to seek provisional relief, including without limitation injunctive relief, in any court of competent jurisdiction pursuant to California Code of Civil Procedure § 1281.8 or any similar statute of an applicable jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration. EXECUTIVE, the Company and Parent expressly waive their right to a jury trial.”
     7. Addition of New Paragraph 20 to the Existing Agreement. A new Paragraph 20 is hereby added to the Existing Agreement as follows:
     “20. Section 409A of the Code.
     20.1 Short-Term Deferral Exemption. This Agreement is not intended to provide for any deferral of compensation subject to Section 409A of the Code and, accordingly, the payments payable hereunder shall be paid not later than the later of: (i) the fifteenth (15th) day of the third (3rd) month following EXECUTIVE’s first taxable year in which such payment is no longer subject to a substantial risk of forfeiture, and (ii) the fifteenth (15th) day of the third (3rd) month following first taxable year of the Company in which such payment is no longer subject to substantial risk of forfeiture, as determined in accordance with Section 409A of the Code and any Treasury Regulations and other guidance issued thereunder.
     20.2 Delayed Distribution under Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement, to the extent any of the amounts payable to EXECUTIVE under Paragraph 5.4 are treated as non-qualified deferred compensation subject to Section 409A of the Code, then (a) no portion of such amounts shall be payable to EXECUTIVE unless EXECUTIVE’s termination of employment constitutes a Separation from Service, and (b) if EXECUTIVE is a Specified Employee (as defined in Paragraph 20.7 below) on the date of EXECUTIVE’s Separation from Service, and the delayed payment or distribution of all or any portion of such amounts to which EXECUTIVE is entitled under Paragraph 5.4 is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion shall be paid or distributed to EXECUTIVE during the thirty (30) day period commencing on the earlier of (i) the expiration of the six (6)-month period measured from the date of EXECUTIVE’s Separation from Service or (ii) the date of EXECUTIVE’s death. Upon the expiration of the applicable six (6) month period under Section 409A(a)(2)(B)(i) of the Code, all payments deferred pursuant to this Paragraph 20.2 shall be paid in a lump sum payment to EXECUTIVE. Any remaining payments due under the Agreement shall be paid as otherwise provided herein.
     20.3 Transition Relief. As provided in Internal Revenue Service Notice 2006-79 and 2007-86, notwithstanding any other provision of this Agreement, (a) with respect to an election or amendment to change a time and form of payment under this Agreement made on or after January 1, 2006 and on or before December 31, 2006, the election or amendment may apply only to amounts that would not otherwise be payable in 2006 and may not cause an amount to be paid in 2006 that would not otherwise be payable in 2006, (b) with respect to an election or amendment to change a time and form of payment under this Agreement made on or after January 1, 2007 and on or before December 31, 2007, the election or amendment may apply only to amounts that would not otherwise be payable in 2007 and may not cause an amount to be paid in 2007 that would not otherwise be payable in 2007, and (c) with respect to an election or amendment to change a time and form of payment under this Agreement made on or after January 1, 2008 and on or before December 31, 2008, the election or amendment may apply only to amounts that would not otherwise be payable in 2008 and may not cause an amount to be paid in 2008 that would not otherwise be payable in 2008.
     20.4 Definition of Separation from Service. For purposes of this Agreement, “Separation from Service,” with respect to EXECUTIVE, means EXECUTIVE’s “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h).

     20.5 Definition of Service Provider. For purposes of this Agreement, “Service Provider” means EXECUTIVE or any other “service provider,” as defined in Treasury Regulation Section 1.409A-1(f).
     20.6 Definition of Service Recipient. For purposes of this Agreement, “Service Recipient,” with respect to EXECUTIVE, means the Company and all persons considered part of the “service recipient,” as defined in Treasury Regulation Section 1.409A-1(g), as determined from time to time. As provided in Treasury Regulation Section 1.409A-1(g), the “Service Recipient” shall mean the person for whom the services are performed and with respect to whom the legally binding right to compensation arises, and all persons with whom such person would be considered a single employer under Section 414(b) or 414(c) of the Code.
     20.7 Definition of Specified Employee. For purposes of this Agreement, “Specified Employee” means a Service Provider who, as of the date of the Service Provider’s “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h), is a “Key Employee” of the Service Recipient any stock of which is publicly traded on an established securities market or otherwise. For purposes of this definition, a Service Provider is a “Key Employee” if the Service Provider meets the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the Treasury Regulations thereunder and disregarding Section 416(i)(5) of the Code) at any time during the Testing Year. If a Service Provider is a “Key Employee” (as defined above) as of a Specified Employee Identification Date, the Service Provider shall be treated as “Key Employee” for the entire twelve (12) month period beginning on the Specified Employee Effective Date. For purposes of this definition, a Service Provider’s compensation for a Testing Year shall mean such Service Provider’s compensation, as determined under Treasury Regulation Section 1.415(c)-2(d)(4), from the Service Recipient for such Testing Year. The “Specified Employees” shall be determined in accordance with Section 409A(a)(2)(B)(i) of the Code and Treasury Regulation Section 1.409A-1(i).
     20.8 Definition of Specified Employee Effective Date. For purposes of this Agreement, “Specified Employee Effective Date” means the first day of the fourth (4th) month following the Specified Employee Identification Date. The Specified Employee Effective Date may be changed by the Company, in its discretion, in accordance with Treasury Regulation Section 1.409A-1(i)(4).
     20.9 Definition of Specified Employee Identification Date. For purposes of this Agreement, “Specified Employee Identification Date,” for purposes of Treasury Regulation Section 1.409A-1(i)(3), means December 31. The “Specified Employee Identification Date” shall apply to all “nonqualified deferred compensation plans” (as defined in Treasury Regulation Section 1.409A-1(a)) of the Service Recipient and all affected Service Providers. The “Specified Employee Identification Date” may be changed by the Company, in its discretion, in accordance with Treasury Regulation Section 1.409A-1(i)(3).
     20.10 Definition of Testing Year. For purposes of this Agreement, “Testing Year” means the twelve (12) month period ending on the Specified Employee Identification Date, as determined from time to time.
     20.11 Amendment of Agreement to Comply with Section 409A of the Code. If EXECUTIVE and the Company determine that any payments or benefits payable under this Agreement intended to comply with Sections 409A(a)(2), (3) and (4) of the Code do not comply with Section 409A of the Code, the Parties agree to amend this Agreement, or take such other actions as they deem reasonably necessary or appropriate, to comply with the requirements of

Section 409A of the Code, the Treasury Regulations thereunder (and any applicable transition relief) while preserving the economic agreement of the Parties. If any provision of the Agreement would cause such payments or benefits to fail to so comply, such provision shall not be effective and shall be null and void with respect to such payments or benefits, and such provision shall otherwise remain in full force and effect.”
     8. Exhibit B to the Existing Agreement. Exhibit B to the Existing Agreement is hereby amended and restated in the form of Exhibit B attached to this Amendment.
     9. Miscellaneous. This Amendment shall be and is hereby incorporated in and forms a part of the Existing Agreement. All other terms and provisions of the Existing Agreement shall remain unchanged except as specifically modified herein. EXECUTIVE acknowledges that EXECUTIVE has consulted with counsel (or has had a reasonable opportunity to consult with counsel) and is fully aware of EXECUTIVE’s rights and obligations under this Amendment. All references to sections of any federal, state or local law shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall constitute an original thereof.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above.

LEAP WIRELESS INTERNATIONAL, INC.

By:	/s/ Leonard C. Stephens
Name:	Leonard C. Stephens
Title:	Senior Vice President, Human Resources

CRICKET COMMUNICATIONS, INC.

By:	/s/ Leonard C. Stephens
Name:	Leonard C. Stephens
Title:	Senior Vice President, Human Resources

EXECUTIVE

/s/ S. Douglas Hutcheson

S. Douglas Hutcheson

EXHIBIT B
GENERAL RELEASE
     1. General Release of Claims. In consideration of the benefits under Paragraph 5.4 of the Amended and Restated Executive Employment Agreement, effective as of January 10, 2005, as amended by (i) that certain First Amendment to Amended and Restated Executive Employment Agreement, effective as of June 17, 2005, (ii) that certain Second Amendment to Amended and Restated Executive Employment Agreement, effective as of February 17, 2006, and (ii) that certain Third Amendment to Amended and Restated Executive Employment Agreement, effective as of December 31, 2008 (as amended, the “Agreement”), by and among Leap Wireless International, Inc. (“Leap”), Cricket Communications, Inc. (“Cricket”) (collectively, the “Companies”) and S. Douglas Hutcheson (“Executive”), Executive does hereby for himself and his spouse, beneficiaries, heirs, successors and assigns, release, acquit and forever discharge the Companies and their respective stockholders, officers, directors, managers, employees, representatives, related entities, successors and assigns, and all persons acting by, through or in concert with them (the “Releasees”) of and from any and all claims, actions, charges, complaints, causes of action, rights, demands, debts, damages, or accountings of whatever nature, except for criminal activity, known or unknown, which Executive may have against the Releasees based on any actions or events which occurred prior to the date of this General Release, including, but not limited to, those related to, or arising from, Executive’s employment with the Companies, or the termination thereof, any claims under Title VII of the Civil Rights Act of 1964, the Federal Age Discrimination and Employment Act and the California Fair Employment and Housing Act, but excluding claims under the Agreement (collectively, “Claims”).
     Notwithstanding the generality of the foregoing, Executive does not release the following Claims:
     a. Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;
     b. Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Companies;
     c. Claims pursuant to the terms and conditions of the federal law known as COBRA;
     d. Claims for indemnity (i) under the bylaws of the Companies, (ii) as provided for by Delaware law or other applicable law, (iii) under any applicable insurance policies with respect to Executive’s liability as an employee, director or officer of the Company, or (iv) under any written agreement executed by Executive and either of the Companies;
     e. Claims based on any right Executive may have to enforce the Companies’ executory obligations under the Agreement;
     f. Claims under the terms of any employee benefit plan of the Companies in which Executive is a participant;
     g. Claims Executive may have under any outstanding stock option, restricted stock award or other equity award granted to Executive by the Companies; and
     h. Claims Executive may have in his capacity as a stockholder of the Companies.

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     2. RELEASE OF UNKNOWN CLAIMS. IN ADDITION, EXECUTIVE EXPRESSLY WAIVES ALL RIGHTS UNDER SECTION 1542 OF THE CIVIL CODE OF THE STATE OF CALIFORNIA, WHICH READS AS FOLLOWS:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
     3. OLDER WORKER’S BENEFIT PROTECTION ACT. EXECUTIVE AGREES AND EXPRESSLY ACKNOWLEDGES THAT THIS GENERAL RELEASE INCLUDES A WAIVER AND RELEASE OF ALL CLAIMS WHICH EXECUTIVE HAS OR MAY HAVE UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, 29 U.S.C. § 621, ET SEQ. (“ADEA”). THE FOLLOWING TERMS AND CONDITIONS APPLY TO AND ARE PART OF THE WAIVER AND RELEASE OF THE ADEA CLAIMS UNDER THIS GENERAL RELEASE:
     a. That the Agreement and this General Release are written in a manner calculated to be understood by Executive.
     b. The waiver and release of claims under the ADEA contained in this General Release do not cover rights or claims that may arise after the date on which Executive signs this General Release.
     c. The Agreement provides for consideration in addition to anything of value to which Executive is already entitled.
     d. Executive is advised to consult an attorney before signing this General Release.
     e. Executive is afforded twenty-one (21) days (or, in the event that the termination of Executive is in connection with an exit incentive or other employment termination program, forty-five (45) days) after Executive is provided with this General Release to decide whether or not to sign this General Release. If Executive executes this General Release prior to the expiration of such period, Executive does so voluntarily and after having had the opportunity to consult with an attorney.
     f. In the event that the termination of Executive’s employment is in connection with an exit incentive or other employment termination program, Executive is provided with written information, calculated to be understood by the average individual eligible to participate, as to:
     (i) any class, unit, or group of individuals covered by such program, any eligibility factors for such program, and any time limits applicable to such programs; and
     (ii) the job titles and ages of all individuals eligible or selected for the program, and the ages of all individuals in the same job classification or organizational unit who are not eligible or not selected for the program.

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     g. Executive will have the right to revoke this General Release within seven (7) days of signing this General Release. In the event this General Release is revoked, this General Release will be null and void in its entirety, and Executive will not receive the benefits described in Paragraph 5.4 of the Agreement.
     h. If Executive wishes to revoke the General Release, Executive shall deliver written notice stating his intent to revoke this General Release to the Company’s General Counsel on or before the seventh (7th) day after the date hereof.
     4. No Assignment of Claims. Executive represents and warrants to the Releasees that there has been no assignment or other transfer of any interest in any Claim which Executive may have against the Releasees, or any of them, and Executive agrees to indemnify and hold the Releasees harmless from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any person asserting any such assignment or transfer of any rights or Claims under any such assignment or transfer from such party.
     5. No Suits or Actions. Executive agrees that if he hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims released hereunder, or in any manner asserts against the Releasees any of the Claims released hereunder, then he will pay to the Releasees against whom such suit or Claim is asserted, in addition to any other damages caused thereby, all attorneys’ fees incurred by such Releasees in defending or otherwise responding to said suit or Claim.
     6. No Admission. Executive further understands and agrees that neither the payment of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees.

EXECUTIVE

S. Douglas Hutcheson

Date:

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